EXHIBIT 99.1

Jushi Holdings Inc. Reports Third Quarter 2025 Financial Results

Continued Topline Momentum with Revenue of $65.7 million, Up Sequentially and Year-over-Year

Gross Profit of $30.7 million, with Margin Expanding by 220 bps Sequentially and 125 bps Year-over-Year to 46.7%

Ongoing Enhancements Across Grower-Processor Footprint Driving Stronger Sales, Profitability, and Margin Performance

BOCA RATON, Fla., Nov. 04, 2025 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the third quarter ended September 30, 2025 (“Q3 2025”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Third Quarter 2025 Financial Highlights

  Total revenue of $65.7 million
  Gross profit and gross profit margin of $30.7 million and 46.7%, respectively
  Net loss of $23.7 million
  Adjusted EBITDA1 and Adjusted EBITDA margin1 of $12.8 million and 19.5%, respectively
  Cash, cash equivalents, and restricted cash of $26.2 million as of quarter end
  Net cash flows provided by operations of $6.1 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Loss to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Third Quarter 2025 Company Highlights

  Maintained Jushi-branded product sales at 56% of total retail revenue in Q3 2025, holding steady sequentially and increasing 110 basis points year over year.
  Amended existing commercial loan, secured by the Company’s Manassas facility, resulting in an additional $4.0 million of proceeds, an extended maturity date to September 2030, and a reduced interest rate floor, further strengthening the balance sheet and supporting growth initiatives.
  Opened Beyond Hello™ Parma, which is currently operating under a management services agreement, strengthening the Company’s Ohio footprint with its sixth location, joining existing stores in Cincinnati, Toledo, Oxford, Warren, and Mansfield, and marking Jushi’s 41st nationwide location.
  Planned store openings in Springdale, Ohio, and Little Ferry, New Jersey, expected by year-end, and one in Mount Laurel, New Jersey, planned for the first half of 2026. These developments establish the Company's entry into New Jersey, and solidify its presence in the Ohio market.
  Expanded brand and product portfolio with 821 new, unique SKUs introduced in Q3 2025, covering flower, pre-rolls, vapes, concentrates, and edibles to meet diverse patient and customer needs.

Management Commentary

“Our third quarter results demonstrate that our optimization efforts and investments are delivering, with both topline growth and profitability advancing as planned,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “Higher yields, enhanced product quality, and more efficient operations are allowing us to serve both our retail network and wholesale partners more effectively, driving stronger sales, expanding margins, and fueling growth across the business. This momentum is reflected across our revenue channels, with wholesale sales rising 23% sequentially and 12% year-over-year, and retail sales up 6% year-over-year, primarily driven by new store openings. Together, strong revenue performance and operational execution drove gross profit margin up 220 basis points over last quarter and 125 basis points year-over-year, reaching 46.7%.”

Mr. Cacioppo, continued, “Our momentum reflects fundamental improvements across our grower-processor network and our disciplined approach to retail expansion. Facility enhancements drove average yields up 13% year-over-year, with average THCa potency surpassing our annual target by more than 10%. Our high-return investment projects in Pennsylvania and Virginia continue to expand both cultivation and operational capabilities in response to evolving market demand. On the retail side, we further strengthened our presence in Ohio with a sixth store and remain on track for an additional opening by year end. Looking ahead, we expect to launch our first New Jersey store in the fourth quarter, followed by a second location in 2026. With 41 strategically located stores and robust operational infrastructure, we have established a strong platform for focused execution and long-term growth in our key markets.”

Mr. Cacioppo concluded, “We remain proactive in identifying opportunities to enhance our balance sheet and optimize our capital structure. The recent mortgage amendment delivered an additional $4.0 million in proceeds, extended the maturity to September 2030, and reduced the interest rate floor, further enhancing our financial position and deepening our relationships with existing financial partners. As we near year end, our focus remains on disciplined execution, strategic scaling, and capturing the opportunities ahead as the industry continues to evolve into the new year. In parallel, we remain deeply engaged across policy dialogue, regulatory collaboration, and legislative advocacy to support the development of a fair and sustainable regulatory framework for the long-term future of the legal cannabis industry.”

Financial Results for the Third Quarter Ended September 30, 2025
($ in millions)

	Quarter Ended September 30, 2025	Quarter Ended September 30, 2024	% Change	Quarter Ended September 30, 2025	Quarter Ended June 30, 2025	% Change
Revenue, net	$65.7	$61.6	6.6%	$65.7	$65.0	1.0%
Gross profit	$30.7	$28.0	9.5%	$30.7	$28.9	6.0%
Operating expenses	$28.3	$27.8	1.8%	$28.3	$25.3	11.9%
Other income (expense)	$(17.2)	$(7.2)	137.8%	$(17.2)	$(6.0)	186.4%
Net loss	$(23.7)	$(16.0)	47.9%	$(23.7)	$(12.3)	92.1%
Adjusted EBITDA	$12.8	$10.3	23.7%	$12.8	$13.7	(6.7)%

Revenue in Q3 2025 increased by $4.1 million as compared to the third quarter of 2024 ("Q3 2024") to $65.7 million.

Retail revenue for Q3 2025 increased by $3.3 million as compared to Q3 2024, primarily attributed to strong performance in Ohio and Virginia. In Ohio, retail revenue increased $3.9 million, due to the addition of five new dispensaries, including the newest co-located medical and adult-use location in Parma which opened in Q3 2025 and is currently operating under a management services agreement pending regulatory approvals of ownership transfer to the Company. Retail revenue in Virginia grew by $1.5 million driven by strong same-store sales across our six-store network. The increases in retail revenue were partially offset by the ongoing impact of competitive pricing pressure across various markets. Including the Parma, Ohio store that is currently being operated through a management services agreement, we ended Q3 2025 with forty-one operating dispensaries in seven states, as compared to thirty-five in seven states at the end of Q3 2024.

Wholesale revenue for Q3 2025 increased $0.7 million compared to Q3 2024, driven by growth across all markets except Virginia, where revenue declined $1.0 million due to lower demand from our wholesale partners.

Gross profit and gross profit margin increased to $30.7 million and 46.7%, respectively, for Q3 2025 as compared to $28.0 million and 45.4%, respectively, for Q3 2024. The increases in gross profit and gross profit margin were driven by higher production volumes, improved product quality and stronger performance at our grower-processor facilities, particularly in Massachusetts and Ohio. In Ohio, higher gross profit and margin also reflected the benefit of new dispensary openings and lower costs following the ramping up of our grower processor facility in 2024 to support the transition to adult-use.

Jushi-branded product sales as a percentage of total retail revenue were 56% in Q3 2025 across the Company’s five vertical markets, remaining relatively flat compared to both Q3 2024 and Q2 2025.

Operating expenses for Q3 2025 were $28.3 million as compared to $27.8 million in Q3 2024. The year-over-year increase reflects various offsetting factors, including higher depreciation and amortization expenses primarily related to new dispensary openings and manufacturing facility build-outs, and an increase in professional fees and legal expenses. These increases were partially offset by lower share based compensation expense which reflects higher forfeitures as well as lower value of share-based compensation granted.

Other expense, net for Q3 2025 included interest expense of $10.3 million, fair value loss on derivatives of $6.3 million, and other, net of $0.6 million. Other, net for Q3 2025 includes $0.8 million in employee retention refund claims received from the IRS, including interest.

Net loss for Q3 2025 was $23.7 million compared to $16.0 million for Q3 2024.

Adjusted EBITDA1 for Q3 2025 was $12.8 million compared to $10.3 million in Q3 2024.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Loss to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of September 30, 2025, the Company had approximately $26.2 million of cash, cash equivalents and restricted cash. During Q3 2025, the Company paid approximately $4.9 million in capital expenditures. As of September 30, 2025, the total gross debt subject to scheduled repayments was $194.3 million, excluding leases and property, plant, and equipment financing obligations. This amount also excludes $21.5 million notes payable to Sammartino, as the Company currently has no obligation to repay these notes.

As of September 30, 2025, our term loans with a principal balance of $47.3 million are scheduled to mature within the next twelve months. We have taken proactive steps to advance the current refinancing process, which we expect to be completed prior to the maturity date in September 2026.

As of October 30, 2025, the Company’s issued and outstanding shares were 196,696,597 and its fully diluted shares outstanding were 300,217,011.

Use of Non-GAAP Financial Information
The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Loss to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast for the third quarter ended September 30, 2025, at 4:00 p.m. ET today, Tuesday, November 4, 2025.

Event:	Third Quarter 2025 Financial Results Conference Call
Date:	Tuesday, November 4, 2025
Time:	4:00 p.m. Eastern Time
Live Call:	1-844-676-1334 (U.S. & Canada Toll-Free)
Conference ID:	10202572
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of the Company’s business, operations and plans, including new revenue streams; the refinancing or securing other sources of liquidity to meet debt obligations; the implementation by the Company of certain product lines; the implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. and international markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: the limited operating history of the industry and the Company; risks related to managing the growth of the Company including completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; risks related to the continued performance, expansion and/or optimization of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries subject to licensing approval; the Company’s history of operating losses and negative operating cash flows; increasing competition in the industry; risks inherent in an agricultural business, such as the effects of natural disasters; reliance on the expertise and judgment of senior management of the Company; risks associated with cannabis products manufactured for human consumption including potential product recalls; limited research and data relating to cannabis; constraints on marketing products; risk of litigation; insurance-related risks; public opinion and perception of the cannabis industry; risks related to the economy generally; fraudulent activity by employees, contractors and consultants; risks relating to the Company’s current amount of indebtedness; risks relating to not being able to reduce or refinance its debt obligations; reliance on key inputs, suppliers and skilled labor, and third party service provider contracts; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; risks relating to pandemics and forces of nature; risks related to the enforceability of contracts; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; cannabis-related tax risks and challenges from governmental authorities with respect to the Company’s application for Employee Retention Tax Credits (ERC); other governmental and environmental regulation; risks related to proprietary intellectual property and potential infringement by third parties; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks relating to the need to raise additional capital either through debt or equity financing; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; risks related to co‐investment with parties with different interests to the Company; conflicts of interest and related party transactions; cybersecurity risks; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 6, 2025 for more information.

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by the Company. Forward‐looking information is provided and made as of the date of this press release and the Company does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Jushi Investor Relations
Trent Woloveck
Co-Chief Strategy Director
614-271-4349
trent@jushico.com
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
REVENUE, NET	$65,679	$61,611	$194,571	$191,665
COST OF GOODS SOLD	(35,015)	(33,612)	(109,208)	(98,770)
GROSS PROFIT	30,664	27,999	85,363	92,895

OPERATING EXPENSES	28,326	27,819	81,294	80,192

INCOME FROM OPERATIONS	2,338	180	4,069	12,703

OTHER INCOME (EXPENSE):
Interest expense, net	(10,267)	(9,382)	(30,486)	(27,997)
Fair value gain (loss) on derivatives	(6,325)	2,628	(5,875)	2,840
Other, net	(606)	(477)	6,992	4,186
Total other income (expense), net	(17,198)	(7,231)	(29,369)	(20,971)

LOSS BEFORE INCOME TAX	(14,860)	(7,051)	(25,300)	(8,268)
Income tax expense	(8,829)	(8,965)	(27,735)	(28,041)
NET LOSS	$(23,689)	$(16,016)	$(53,035)	$(36,309)

LOSS PER SHARE - BASIC AND DILUTED	$(0.12)	$(0.08)	$(0.27)	$(0.19)
Weighted average shares outstanding - basic and diluted	195,196,597	195,165,913	195,196,597	195,145,417

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of U.S. dollars, except share amounts)

	September 30, 2025 (unaudited)	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,173	$19,521
Accounts receivable, net	872	1,461
Inventory, net	36,797	36,138
Prepaid expenses and other current assets	7,759	15,030
Total current assets	68,601	72,150
NON-CURRENT ASSETS:
Property, plant and equipment, net	144,462	144,063
Right-of-use assets - finance leases	59,063	60,627
Other intangible assets, net	94,802	100,472
Goodwill	30,910	30,910
Other non-current assets	31,634	30,273
Restricted cash - non-current	2,225	1,825
Total non-current assets	363,096	368,170
Total assets	$431,697	$440,320

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$20,210	$21,459
Accrued expenses and other current liabilities	29,030	32,786
Income tax payable	771	2,299
Debt, net - current portion (including related party principal amounts of $15,600 and $800 as of September 30, 2025 and December 31, 2024, respectively)	48,886	2,758
Finance lease obligations - current	10,291	9,593
Total current liabilities	109,188	68,895
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $25,667 and $35,296 as of September 30, 2025 and December 31, 2024, respectively)	155,691	183,449
Finance lease obligations - non-current	53,871	52,742
Derivative liabilities - non-current	9,395	3,128
Unrecognized tax benefits (including interest and penalties of $36,271 and $27,839 as of September 30, 2025 and December 31, 2024, respectively)	171,180	143,688
Other liabilities - non-current	33,841	38,653
Total non-current liabilities	423,978	421,660
Total liabilities	533,166	490,555
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,696,597 and 196,696,597 Subordinate Voting Shares as of September 30, 2025 and December 31, 2024, respectively	—	—
Paid-in capital	510,187	508,386
Accumulated deficit	(611,656)	(558,621)
Total Jushi shareholders' deficit	(101,469)	(50,235)
Non-controlling interests	—	—
Total deficit	(101,469)	(50,235)
Total liabilities and equity (deficit)	$431,697	$440,320

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2025	2024
	(unaudited)
Net cash flows provided by operating activities	$11,674	$14,415
Net cash flows (used in) provided by investing activities	(10,152)	189
Net cash flows provided by (used in) financing activities	3,291	(23,018)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$4,813	$(8,414)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$21,346	$31,305
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$26,159	$22,891

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; and (vii) gain/loss on debt extinguishment. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. dollars)

	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025	Three Months Ended September 30, 2024
NET LOSS	$(23,689)	$(12,331)	$(16,016)
Income tax expense	8,829	9,928	8,965
Interest expense, net	10,267	10,219	9,382
Depreciation and amortization (1)	7,796	7,967	7,768
EBITDA (Non-GAAP)	3,203	15,783	10,099
Non-cash share-based compensation	357	374	1,082
Fair value changes in derivatives	6,325	187	(2,628)
Tangible long-lived asset impairment	—	—	275
Other (income) expense, net (2)	2,908	(2,630)	756
Loss on debt extinguishment	—	—	761
Adjusted EBITDA (Non-GAAP)	$12,793	$13,714	$10,345

(1) Includes amounts that are included in cost of goods sold and in operating expenses.

(2) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on asset disposals; (iv) foreign exchange losses (gains); (v) indemnification asset adjustments related to acquisitions; and (vi) start-up costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. dollars, unless otherwise stated)

	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025	Three Months Ended September 30, 2024
Total revenue, net	$65,679	$65,046	$61,611
Adjusted EBITDA (Non-GAAP)	$12,793	$13,714	$10,345
Adjusted EBITDA Margin (Non-GAAP)	19.5%	21.1%	16.8%